Exhibit 99.1

Profusa, Inc. Announces Compliance with Nasdaq Publicly Held Shares Requirement

Berkeley, CA, Aug. 31, 2026 (GLOBE NEWSWIRE) -- Profusa, Inc. (Nasdaq: PFSA) (the “Company”) announced that it has received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that on August 14, 2026, following the effectiveness of the Company’s 1-for-4 reverse stock split, the Company had less than the 500,000 publicly held shares required under Nasdaq Listing Rule 5550(a)(4) (the “Rule”). The Notice further stated that based on the Company’s correspondence with Nasdaq on August 21, 2026, Nasdaq has determined that the Company complies with the Rule as of August 21, 2026, and that Nasdaq’s review of the Company’s compliance with the Rule is now closed.

The Notice has no effect on the listing or trading of the Company’s securities, which continue to trade on The Nasdaq Capital Market under the symbol “PFSA.”

This announcement is made in accordance with Nasdaq Listing Rule 5810(b), which requires prompt public disclosure of receipt of a deficiency notification.

About Profusa, Inc.

Based in Berkeley, California, Profusa is a digital health company developing a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable and affordable biosensors and its intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on.

Forward Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, without limitation, the timing and completion of the reverse split. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. Profusa cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the definitive proxy/final prospectus relating to the business combination, which has been filed with the SEC, and in other documents filed by Profusa from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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